Exhibit 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Board of Directors and Stockholders of The Western Union Company

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-137665) pertaining to The Western Union Company 2006 Long-Term Incentive Plan, The Western Union Company 2006 Non-Employee Director Equity Compensation Plan and The Western Union Company Supplemental Incentive Savings Plan of our report dated May 7, 2007 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Form 10-Q for the quarter ended March 31, 2007.

/s/ Ernst & Young LLP

Denver, Colorado

May 7, 2007